Exhibit (a)(1)(H)
NATURAL HEALTH TRENDS CORP.
NOTICE OF GRANT OF RESTRICTED STOCK
     Notice is hereby given of the following restricted stock grant (the “Award”) of Common Stock of Natural Health Trends Corp. (the “Corporation”):

Award Recipient:

Grant Date:

Number of Shares:	shares of Common Stock

Vesting Schedule:	2/12th on September 15, 2007, and 1/12th on each following December 15, March 15, June 15 and September 15 thereafter through March 15, 2010
     The Award Recipient understands and agrees that the Award is granted subject to and in accordance with the terms of the Natural Health Trends Corp. 2007 Equity Incentive Plan (the “Plan”). The Award Recipient further agrees to be bound by the terms of the Plan and the terms of the Restricted Stock Agreement attached hereto as Exhibit A. The Award Recipient hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit B. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Restricted Stock Agreement.
     Nothing herein shall modify your status as an at-will employee of the Corporation or the terms of any employment agreement between you and the Corporation (if applicable). Further, nothing herein guarantees you employment for any specified period of time. This means that either you or the Corporation may terminate your employment at any time for any reason, or no reason, subject to the terms of any employment agreement between you and the Corporation (if applicable). You recognize that, for instance, you may terminate your employment or the Corporation may terminate your employment prior to the date on which your restricted stock becomes vested.
     DATED:

NATURAL HEALTH TRENDS CORP.	AWARD RECIPIENT

By:

EXHIBIT A
RESTRICTED STOCK AGREEMENT
RECITALS
A. The Compensation Committee of the Board has adopted the 2007 Equity Incentive Plan (the “Plan”) for the purpose of recruiting and retaining the services of selected employees, directors, officers, agents, consultants, independent contractors and advisors in the service of the Corporation (or any Parent or Subsidiary).
B. The Award Recipient is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of the Plan in connection with the Corporation’s grant of restricted stock to the Award Recipient .
C. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1. GRANT OF RESTRICTED STOCK. The Corporation hereby grants to the Award Recipient, as of the Grant Date, the number of Shares of restricted stock specified in the Grant Notice.
2. RESTRICTIONS ON TRANSFERABILITY. Notwithstanding any provisions of the Plan to the contrary, no Shares of restricted stock granted hereunder may be sold, assigned, transferred, pledged or otherwise encumbered unless and until the shares proposed to be sold or transferred are vested.
3. VESTING; TERMINATION OF EMPLOYMENT. Shares of restricted stock, subject to the other terms and conditions set forth herein, shall become vested if the Award Recipient remains continuously employed through each vesting date specified in the Grant Notice. Should the Award Recipient die or become disabled while holding Shares of restricted stock, then the Shares shall become 100% vested upon his or her death or Disability. Upon termination of employment for any other reason, any Shares of restricted stock that have not yet vested shall be forfeited on the date of termination.
4. CHANGE IN CONTROL TRANSACTION.
(a) In the event of any Change in Control, the Shares of restricted stock not otherwise vested shall automatically vest in full.
(b) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5. ADJUSTMENT IN SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities subject to this award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.
6. STOCK CERTIFICATES. Any stock certificate(s) representing the Shares of restricted stock granted hereby will be stamped or otherwise imprinted with a legend with respect to any applicable restrictions contained herein or in the Plan and otherwise with respect to the sale or transfer of such shares, and the stock transfer records of the Corporation will reflect stop transfer instructions with respect to such shares. At the election of the Corporation, any stock certificates evidencing Shares of restricted stock shall be held by the Corporation for your benefit until such time as the transfer of such Shares is no longer subject to the restrictions set out in the Plan and this award agreement.
7. COMPLIANCE WITH LAWS; TAX WITHHOLDING.
(a) You agree that you are acquiring the Shares of restricted stock for investment purposes and not with a view to the resale or distribution thereof; that the Corporation may withhold from you any tax which it believes is required to be withheld with respect to any benefit under the Plan or this award agreement, and that you will make appropriate arrangements with the Corporation for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements. You may elect, on a tax withholding election form provided by the Corporation, whether you will (i) deliver a personal check to the Corporation no later than three (3) days following each quarterly vesting date; or (ii) direct a broker specified by the Corporation to sell that number of Shares then vesting sufficient to satisfy the minimum amount of income and employment tax withholding required upon the vesting date, with the sales proceeds being remitted to the Corporation. In the discretion of the Corporation, tax withholding obligations may be satisfied by withholding Shares otherwise issuable under the Award. The issuance of the Shares of restricted stock shall be subject to compliance by the Corporation and the Award Recipient with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.
(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.
8. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Award Recipient, and the legal representatives, heirs and legatees of the Award Recipient ‘s estate.
9. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Award Recipient shall be in writing and addressed to the Award Recipient at the address indicated on the Corporation’s books and records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
10. CONSTRUCTION. This Agreement and the award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this award.
11. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state in which the Corporation is incorporated without resort to that State’s conflict-of-laws rules.
12. STOCKHOLDER APPROVAL. If the Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this award shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.
13. FORFEITURE OF SHARES. If the Award Recipient becomes obligated to return all or a portion of the Shares of restricted stock to the Corporation due to a forfeiture of such Shares pursuant to this award agreement, and fails to deliver the certificates representing such Shares in accordance with the terms of this award agreement, the Corporation may, at its option, in addition to all other remedies it may have, send to you, to the address listed on the books of the Corporation, written notice and thereupon shall cancel on its books the certificates representing the Shares to be returned to the Corporation. Thereupon, all of your rights in and to said Shares shall terminate. The Corporation shall not be obligated to give notice to any holder of Shares of restricted stock if such holder does not appear on the stock transfer ledger of the Corporation as the registered holder of such Shares.
APPENDIX
The following definitions shall be in effect under the Agreement:
A. Agreement shall mean this Restricted Stock Agreement.
B. Board shall mean the Corporation’s Board of Directors.
C. Code shall mean the Internal Revenue Code of 1986, as amended.
D. Common Stock shall mean the Corporation’s common stock.
E. Corporation shall mean Natural Health Trends Corp., a Delaware corporation.
F. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
G. Grant Date shall mean the date of grant of the option as specified in the Grant Notice.
H. Grant Notice shall mean the Notice of Grant of Restricted Stock accompanying the Agreement, pursuant to which the Award Recipient has been informed of the basic terms of the award evidenced hereby.
I. 1934 Act shall mean the Securities Exchange Act

of 1934, as amended.
J. The Award Recipient shall mean the person to whom the restricted stock is granted as specified in the Grant Notice.
K. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
L. Plan shall mean the Corporation’s 2007 Equity Incentive Plan.
M. Service shall mean the Award Recipient’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.
O. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
P. Vesting Schedule shall mean the vesting schedule specified in the Grant Notice pursuant to which the Award Recipient is to vest in the restricted Shares in a series of installments over his or her period of Service.